Consent of Counsel

Maiden Holdings, Ltd.
Hamilton, Bermuda

We hereby consent to the use of our name under the heading "Material Tax Considerations," with respect to United States federal tax matters, in the prospectus forming a part of the Registration Statement on Form S-1 filed by Maiden Holdings, Ltd. and any amendments or supplements thereto (the "Registration Statement"), and to the references to us in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

EDWARDS ANGELL PALMER & DODGE LLP

Edwards Angell Palmer & Dodge LLP

Boston, Massachusetts
April 14, 2009